Exhibit 1.3

WAIVER

This Waiver (this “Waiver”) is entered into as of August 8, 2012 by Robbins & Myers, Inc., an Ohio corporation (the “Borrower”), JPMorgan Chase Bank, N. A., individually and as administrative agent (the “Administrative Agent”), and the other financial institutions signatory hereto.

RECITALS

A. The Borrower, the Administrative Agent and the Lenders are party to that certain credit agreement dated as of March 31, 2011 (the “Credit Agreement”). Unless otherwise specified herein, capitalized terms used in this Waiver shall have the meanings ascribed to them by the Credit Agreement.

B. The Borrower has requested a waiver of, and the undersigned Lenders wish to waive, certain provisions of the Credit Agreement on the terms and conditions set forth below. Such requested waiver relates to the proposed merger (the “Merger”) of the Borrower with a subsidiary of National Oilwell Varco, Inc. (“NOV”) as a means of effecting the acquisition of the Borrower by NOV pursuant to one or more agreements (collectively, the “Merger Agreement”) to be entered into between and among the Borrower, NOV and certain of their respective subsidiaries.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1. Waiver. The undersigned Lenders hereby (a) waive any Event of Default under clause (m) of Article VII of the Credit Agreement arising out of (i) to the extent they arise out of or relate to the Merger or the Merger Agreement, the circumstances described in clause (a) of the definition of “Change of Control” (other than the circumstance of a person or group (other than M.H.M.) becoming the Beneficial Owner of 30% or more of the outstanding Voting Shares) or (ii) the approval of the Merger by the Borrower’s Board of Directors or shareholders and (b) waive any Event of Default under clause (d) of Article VII of the Credit Agreement arising out of a breach of Section 6.08 of the Credit Agreement resulting from customary interim covenants contained in the Merger Agreement relating to the conduct of the business of the Borrower and its subsidiaries pending the consummation of the Merger; provided, however, that the foregoing waiver in the foregoing clauses (a) and (b) shall expire upon the termination of the Merger Agreement. For the avoidance of doubt, clause (a) of this waiver does not relate to the consummation of the Merger. The parties acknowledge and agree that the actual acquisition of 30% or more of the Voting Shares by NOV and the consummation of the Merger shall each constitute a Change of Control for purposes of the Credit Agreement and that the Event of Default arising out of such Change of Control has not been waived hereby.

2. Representations and Warranties of the Borrower. The Borrower represents and warrants that:

(a) This Waiver has been duly authorized, executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(b) Each of the representations and warranties contained in the Credit Agreement (treating this Amendment as a Credit Document for purposes thereof) is true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date hereof as if made on such date (except any such representation or warranty that expressly relates to or is made expressly as of a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) with respect to or as of such specific earlier date); and

(c) No Default has occurred and is continuing.

3. Effective Time. Section 1 of this Waiver shall become effective (the “Effective Time”) upon the execution and delivery hereof by the Borrower, the Administrative Agent and the Required Lenders (without respect to whether it has been executed and delivered by all Lenders). In the event the Effective Time has not occurred on or before August 17, 2012, this Waiver shall not become operative and shall be of no force or effect.

4. Miscellaneous.

(a) The execution, delivery and effectiveness of this Waiver shall not operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any Credit Document, nor constitute a waiver of any provision of the Credit Agreement (including without limitation any cross-default arising under the Credit Agreement by virtue of any defaults under other agreements (excluding the Credit Documents) or any Credit Document, except as specifically set forth herein.

(b) Section headings in this Waiver are included herein for convenience of reference only and shall not constitute a part of this Waiver for any other purposes.

(c) The Borrower hereby affirms its obligation under Section 9.03 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Waiver, including but not limited to the reasonable fees, charges and disbursements of attorneys for the Administrative Agent with respect thereto.

(d) This Waiver may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

5. Governing Law. This Waiver shall be construed in accordance with and governed by the law of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Waiver as of the date and year first above written.

ROBBINS & MYERS, INC.

By:	/s/ Kevin J. Brown

Its:	Interim CFO

JPMORGAN CHASE BANK, N. A.,
individually and as Administrative Agent

By:	/s/ Dana J. Moran
Dana J. Moran

Its:	Vice President

BANK OF MONTREAL

By:	/s/ Gregory F. Tomczyk
Gregory F. Tomczyk

Its:	Vice President

WELLS FARGO, N.A.

By:	/s/ T. Alan Smith
T. Alan Smith

Its:	Managing Director

PNC BANK, N.A.

By:	/s/ Neal J. Hinker

Its:	Senior Vice President

HSBC BANK USA NATIONAL ASSOC.

By:	/s/ R. J. McArdle

Its:	SVP

CITIZENS BANK OF PENNSYLVANIA

By:	/s/ Philip R. Medsger
Philip R. Medsger

Its:	Senior Vice President

Bank of America, N.A., as a Lender

By:	/s/ Anthony M. Burke

Its:	Senior Vice President

Fifth Third Bank, an Ohio Banking Corporation

By:	/s/ P. Ann Daniel

Its:	Officer

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